Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

On June 4, 2018, Evergy, Inc. (Evergy) completed the merger contemplated by the Amended Merger Agreement dated July 9, 2017 by and among Evergy, Great Plains Energy Incorporated (Great Plains Energy), Westar Energy, Inc. (Westar Energy) and King Energy, Inc., a Kansas corporation and wholly owned subsidiary of Evergy (King Energy) (Amended Merger Agreement). As a result of the merger, Great Plains Energy merged into Evergy, with Evergy surviving the merger, and Westar Energy merged with King Energy, with Westar Energy surviving the merger. Following the completion of these mergers, Westar Energy and the direct subsidiaries of Great Plains Energy, including Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, became wholly owned subsidiaries of Evergy.

Great Plains Energy had previously entered into an Agreement and Plan of Merger dated as of May 29, 2016, whereby Great Plains Energy was to acquire Westar Energy for a combination of cash and stock (Original Merger Agreement). The required regulatory approval to complete the acquisition under the Original Merger Agreement was not obtained.

The Amended Merger Agreement was structured as a merger of equals in a tax-free exchange of shares that involved no premium paid or received with respect to either Great Plains Energy or Westar Energy. As a result of the closing of the merger transactions, each outstanding share of Great Plains Energy common stock was converted into 0.5981 shares of Evergy common stock and each outstanding share of Westar Energy common stock was converted into 1 share of Evergy common stock.

As provided in the Amended Merger Agreement, substantially all of Westar Energy’s outstanding equity compensation awards vested and were converted into a right to receive Evergy common stock and all of Great Plains Energy’s outstanding equity compensation awards were converted into equivalent Evergy awards subject to the same terms and conditions at the Great Plains Energy merger exchange ratio of 0.5981.

The Unaudited Pro Forma Condensed Consolidated Combined Statement of Income for the year ended December 31, 2018 (referred to as the “pro forma statement of income”) has been derived from the historical consolidated financial statements of Evergy and Great Plains Energy and should be read in conjunction with the:

•	accompanying notes to the pro forma statement of income; and

•	consolidated financial statements and related notes of Evergy as of and for the year ended December 31, 2018, contained in Evergy’s Annual Report on Form 10-K.

The pro forma statement of income gives effect to the mergers executed under the Amended Merger Agreement as well as Great Plains Energy’s redemption of its debt financing completed in contemplation of the Original Merger Agreement (collectively referred to as the “transactions”).

The pro forma statement of income gives effect to the transactions as if they occurred on January 1, 2018. A pro forma balance sheet is not presented as the mergers are reflected in the most recent historical consolidated balance sheet filed in the financial statements of Evergy for the six months ended June 30, 2019.

The historical consolidated financial information has been adjusted in the pro forma statement of income to give effect to pro forma events that are: (1) directly attributable to the mergers; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Evergy. As such, the impact from merger transaction costs is not included in the accompanying pro forma statement of income.

As described in the accompanying notes, the pro forma statement of income has been prepared using the acquisition method of accounting under existing generally accepted accounting principles, or GAAP, and the regulations of the SEC. Westar Energy has been treated as the acquirer in the mergers for accounting purposes.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma statement of income.

The pro forma statement of income has been presented for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had the mergers taken place on January 1, 2018, and is not intended to be a projection of future results.

EVERGY, INC.

Unaudited Pro Forma Condensed Consolidated Combined Statement of Income

For the Year Ended December 31, 2018

	Evergy, Inc. Historical	Great Plains Energy Historical (Note 2a)	Pro Forma Adjustments	Note 2		Evergy, Inc. Combined Pro Forma
	(In Millions, Except Per Share Amounts)
OPERATING REVENUES	$4,275.9	$999.0	$59.7	(b	)	$5,334.6

OPERATING EXPENSES:
Fuel and purchased power	1,078.7	305.5	—			1,384.2
SPP network transmission costs	259.9	—	—			259.9
Operating and maintenance	1,115.8	317.9	(101.3)	(c	)	1,332.4
Depreciation and amortization	618.8	158.9	—			777.7
Taxes other than income tax	269.1	70.8	—			339.9

Total Operating Expenses	3,342.3	853.1	(101.3)			4,094.1

INCOME FROM OPERATIONS	933.6	145.9	161.0			1,240.5

OTHER INCOME (EXPENSE):
Investment earnings	8.8	1.4	—			10.2
Other income	15.5	60.9	(49.2)	(d	)	27.2
Other expense	(78.7)	(20.1)	—			(98.8)

Total Other (Expense) Income	(54.4)	42.2	(49.2)			(61.4)

Interest expense	279.6	83.5	(2.1)	(e	)	361.0

INCOME BEFORE INCOME TAXES	599.6	104.6	113.9			818.1
Income tax expense	59.0	11.7	29.8	(f	)	100.5
Equity in earnings of equity method investees, net of income taxes	5.4	1.5	—			6.9

NET INCOME	546.0	94.4	84.1			724.5
Less: Net income attributable to noncontrolling interests	10.2	—	—			10.2

Net income attributable to Evergy, Inc.	$535.8	$94.4	$84.1			$714.3

BASIC AND DILUTED EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING ATTRIBUTABLE TO EVERGY
Basic	$2.50					$2.67
Diluted	$2.50					$2.67
AVERAGE EQUIVALENT COMMON SHARES OUTSTANDING
Basic	213.9					267.7	(g	)
Diluted	214.1					268.0	(g	)

The accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Combined Statement of Income are an integral part of this statement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF INCOME

Note 1. Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Consolidated Combined Statement of Income for the year ended December 31, 2018 (the “pro forma statement of income”) gives effect to the transactions as if they were completed on January 1, 2018.

The pro forma statement of income has been derived from the historical consolidated financial statements of Evergy and Great Plains Energy. Certain reclassifications have been made to Great Plains Energy’s historical statements of income to conform to corresponding financial statement line items included in Evergy’s historical presentation.

The pro forma statement of income was prepared using the acquisition method of accounting in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”).    Although the business combination of Westar Energy and Great Plains Energy is a “merger of equals,” GAAP requires that one of the companies in the mergers be designated as the acquirer for accounting purposes based on the available evidence. Westar Energy has been treated as the acquirer in the mergers for accounting purposes. Various factors were considered to determine that Westar Energy is the accounting acquirer including relative voting rights of each company’s shareholders in the combined company, the composition of the governing body of the combined company immediately after the mergers and thereafter, the composition of senior management of the combined company and the comparable sizes of the combining companies, along with other factors. The predominant deciding factor of the analysis was the relative voting rights of each company’s shareholders.

Under the aforementioned accounting standards for business combinations, the assets and liabilities of Great Plains Energy were measured at fair value. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Evergy has applied the accounting guidance for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions of the mergers, including historical and current market data.

The pro forma statement of income includes pro forma adjustments to eliminate merger transaction costs incurred by Westar Energy and Great Plains Energy since they are non-recurring charges that will not have a continuing impact on the combined results and are factually supportable and directly attributable to the mergers. Incurred costs related to integration planning are not eliminated as they are not directly attributable to the mergers. The pro forma statement of income does not reflect any adjustments for cost savings (or associated costs to achieve such savings) from operating efficiencies that could result from the mergers.

The regulated operations of Great Plains Energy are subject to the rate-setting authority of the Federal Energy Regulatory Commission, the Missouri Public Service Commission and the Kansas Corporation Commission and are accounted for pursuant to GAAP, including the accounting guidance for regulated operations. The rate-setting and cost recovery provisions currently in place for Great Plains Energy’s regulated operations provide revenue derived from costs including a return on investment of assets and liabilities included in rate base. Thus, the fair values of Great Plains Energy’s tangible and intangible assets and liabilities subject to these rate-setting provisions approximate their carrying values, and the pro forma statement of income does not reflect any adjustments related to these amounts other than for amounts not included in rate base.

Note 2. Adjustments to Pro Forma Statement of Income

The pro forma adjustments included in the pro forma statement of income are as follows:

(a)

Great Plains Energy historical presentation – Great Plains Energy’s historical presentation in the pro forma statement of income for the year ended December 31, 2018 represents the activity from January 1, 2018 through the effective time of the merger.

Evergy has reviewed Great Plains Energy’s accounting policies and determined there are no differences that would have a material impact to the statements of income.

(b)

Upfront Bill Credits – In order to secure merger approval from the state regulatory agencies of Kansas and Missouri, Evergy agreed to provide one-time bill credits to customers of $59.7 million recorded in June 2018 on Evergy’s historical statement of income. Thus, the pro forma statement of income for the year ended December 31, 2018 includes a pro forma adjustment to eliminate the reduction of revenue since it represents a non-recurring reduction of revenue that will not have a continuing impact on the combined results, is factually supportable and directly attributable to the mergers.

(c)

Merger Transaction Costs - The pro forma statement of income includes a pro forma adjustment to eliminate $101.3 million of merger transaction costs incurred by Evergy, Westar Energy and Great Plains Energy. The merger transaction costs consisted of investment banking fees, legal fees and employee-related costs directly attributable to the merger and other merger-related transaction costs. The merger transaction costs are non-recurring charges that will not have a continuing impact on the combined results and are factually supportable and directly attributable to the mergers. Incurred costs related to integration planning are not eliminated as they are not directly attributable to the mergers.

(d)

Interest rate swaps – In connection with Great Plains Energy’s contemplated acquisition of Westar Energy under the Original Merger Agreement, Great Plains Energy had entered into four interest rate swaps. In March 2017, in connection with Great Plains Energy’s $4,300.0 million senior note issuance, the settlement value of the interest rate swaps was fixed at $140.6 million. In July 2017, cash settlement of the $140.6 million was made contingent on the consummation of the mergers. Due to the redemption of Great Plains Energy’s $4,300.0 million senior notes in July 2017 and the fact that the interest rate swaps no longer serve as economic hedges, Great Plains Energy recorded changes in the fair value of the interest rate swaps after July 2017 in other income on Great Plains Energy’s consolidated statements of income. The pro forma statement of income for the year ended December 31, 2018 reflects an adjustment to decrease other income by $49.2 million to eliminate gains. The historical income statement impacts of these swaps represent non-recurring gains and losses that will not have a continuing impact on the combined results, are factually supportable and directly attributable to the mergers.

(e)

Interest Expense – The pro forma statement of income for the year ended December 31, 2018, includes a $2.1 million pro forma adjustment to reflect the net reduction in interest expense resulting from the fair valuation of Great Plains Energy’s holding company long-term debt. The effect of the fair value adjustment is being amortized from long-term debt over the remaining life of the individual debt issuances, with the longest amortization period being under six years. The remainder of the fair value adjustments for Great Plains Energy’s regulated companies’ debt is offset by an increase to regulatory assets, and amortization of these adjustments will offset each other with no effect on earnings.

(f)

Income Taxes – The pro forma statement of income includes a pro forma adjustment to reflect the income tax effects of the pro forma adjustments calculated using an estimated composite income tax rate of 25.6% for the combined company for the year ended December 31, 2018.

(g)

Shares Outstanding – Reflects the elimination of Great Plains Energy’s common stock and the issuance of 129 million shares of Evergy common stock to Great Plains Energy’s shareholders. The pro forma weighted average number of basic shares outstanding is calculated by adding Evergy’s weighted average number of basic shares of common stock outstanding for the year ended December 31, 2018 and Great Plains Energy’s weighted average number of basic shares of common stock outstanding for the same period multiplied by the exchange ratio of 0.5981. The following table illustrates these computations (in millions of shares).

Year Ended December 31, 2018
Basic:
Great Plains Energy’s weighted average basic common shares	89.9
Multiply by: Conversion ratio	0.5981

Equivalent Evergy basic common shares	53.8
Add: Evergy weighted average basic common shares	213.9

Pro forma weighted average basic common shares	267.7

Diluted:
Great Plains Energy’s weighted average diluted common shares	90.1
Multiply by: Conversion ratio	0.5981

Equivalent Evergy diluted common shares	53.9
Add: Evergy weighted average diluted common shares	214.1

Pro forma weighted average diluted common shares	268.0